EXHIBIT 21



The following are the subsidiaries of Sitestar Corporation as of December 31, 1999:





                                  Sitestar.net

                                 Soccersite.com

                                 Greattools.com

                              Holland-American.com

                           Neocom Microspecialists, Inc.